EXHIBIT 99.1

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120 James T. Pastore For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

        CRIIMI MAE NAMES THREE REAL ESTATE AND FINANCIAL LEADERS TO BOARD

                    William B. Dockser Resigns as a Director

     Rockville, MD, February 19, 2004 - CRIIMI MAE Inc. (NYSE: CMM) today announced that its Board of Directors has appointed three new directors to the Board effective February 26, 2004. Glenn J. Rufrano, the CEO of New Plan Excel Realty Trust (NYSE:NXL), and John S. Moody, President of the Real Estate Division of Marsh & McLennan Companies, Inc. (NYSE:MMC), will fill the vacancies created by the resignation of Donald J. MacKinnon in January 2004 and the resignation of William B. Dockser effective February 25, 2004. Bruce K. Robertson, Managing Partner, Financial Services of Brascan Corporation
(NYSE/TSX:BNN), will fill the remaining vacant position on CRIIMI MAE's nine-person Board.

     Barry Blattman, Chairman and Chief Executive Officer said, "The Company is extremely pleased that three individuals of this caliber have agreed to offer their experience and judgment to CRIIMI MAE as we continue to rebuild and reposition the firm. Glenn, John and Bruce bring a wealth of knowledge regarding the public REIT industry and we look forward to their contributions to CRIIMI MAE's future."

     Glenn Rufrano has been CEO of New Plan Excel Realty Trust, one of the nation's largest real estate companies focused on the ownership and management of community and neighborhood shopping centers, since February 2000. From 1983 to February 2000, Mr. Rufrano was a partner at The O'Connor Group, a diversified real estate investment firm, where he served in a variety of positions including President, Chief Operating Officer and Chief Financial Officer. He also served as Co-Chairman of The Peabody Group, an association between The O'Connor Group and J.P. Morgan & Co., Inc. Mr. Rufrano is an adjunct professor at New York University's Real Estate Institute and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), and a trustee for the International Council of Shopping Centers. Mr. Rufrano also serves on the board of Trizec Properties, Inc.

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     John Moody is  President  of the Real  Estate  Division at Marsh & McLennan
Companies, Inc., the world's leading insurance broker and risk management advisor, where he is responsible for developing and coordinating the execution of Marsh & McLennan's real estate strategies. From 1995 to 2001, Mr. Moody served as President and Chief Executive Officer of Cornerstone Properties, Inc., a $4.6 billion office REIT that merged with Equity Office Properties Trust in June 2000. Before serving with Cornerstone, he was President and Chief Executive Officer of Deutsche Bank Realty Advisors, the advisor for Cornerstone, from 1992 to 1995. Mr. Moody serves on the boards of Keystone Property Trust and Equity Office Properties.

     Bruce Robertson is the Managing Partner, Financial Services, with Brascan Corporation and has been responsible for Brascan's lending operations and its financial services investments since 1998. In 1997, he was Vice President and Chief Financial Officer of Brascan and during 1996, he was Vice President of its Investment Banking subsidiary. Prior to joining Brascan, Mr. Robertson was employed by Deloitte & Touche Inc. and served in various positions from 1988 to 1995, including Vice President. Mr. Robertson is a member of the Board of Directors of MIST Inc.

     William B. Dockser, the Company's former Chairman and CEO, resigned as a director to focus on his philanthropic and business matters. Commented Blattman "on behalf of the Company and its stockholders, we thank Mr. Dockser for his service as a director, especially during the transition period following the January 2003 recapitalization and we wish him much success in his new pursuits."

     For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

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